EXHIBIT 10.6

October 7th 2015

Dear Josep,

This Letter of Understanding confirms the terms and conditions applicable to your new position.

General:

Position Title:	Executive Vice President Enterprise Business Initiatives

Reporting to:	Brian Kesseler

Effective Date:	October 1st 2015

Compensation :
Your gross compensation - short term and long term - will remain unchanged, as per below overview:

Base Pay	457.000 Euro

Bonus	388.450 Euro (85 % of base pay)

Long Term Performance Cash Plan	650.000 US$

Restricted Stock Plan	12726 Shares

Company Car:
You remain eligible for a company car according to Tenneco Europe company car policy. Current company car to be driven till lease end.

Benefits:
Your medical insurance for you and your spouse, currently covered by Swiss
Life/Henner, will remain in place. Your Company pension plan, life and disability insurance will remain applicable.

Tax Equalisation:
You will continue to benefit from the tax equalization policy; as per latest agreement, your ultimate annual tax liability, applicable to your Tenneco professional income, will remain applicable at 40 % maximum.
Tenneco’s tax advisor will continue to assist you in your required tax reportings; the Company will pay tax preparation fees.

Notice Period:
In case of dismissal by the Company, for a reason different than serious negligence or serious misconduct, a 2 year severance program will be provided.
As per current regulations, the notice period that will be applied to go on retirement is in place, and is determined as per below:

•
Employer gives notice : If the employment relationship will be ended earliest on the first of the day following the month in which you will achieve the retirement age (currently 65), the maximum Employer notice will be 26 weeks

•	Employee gives notice : The regular notice period will be applied, currently capped at 13 weeks

This Agreement represents the final and complete understanding governing the employment relationship existing between the Employer and the Employee, and the terms of this Agreement cannot be substituted, superseded, waived, or modified in any manner whatsoever except by means of a written instrument.

This Agreement supersedes and cancels all prior agreements, written or oral, and the written terms cannot be explained, supplemented or contradicted by evidence of any prior agreement, manner of dealing, manner of performance, usage or trade.

If the terms of this letter are agreeable with you, please sign and return one copy of this letter, preceding your signature with the handwritten mention of “read and approved”, to the Human Resources department. A copy is enclosed for your personal file.

Sincerely,

/s/ WOLFGANG FRIES    /s/ DANNY POLLARIS

Tenneco

	/s/ JOSEP FORNOS	29/10/2015
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ACCEPTED :	Josep Fornos	Date